Exhibit 99.1

July 27, 2010

NASDAQ OMX REPORTS STRONG SECOND QUARTER 2010 RESULTS

–NON-GAAP DILUTED EPS INCREASED 21% TO $0.52 (GAAP DILUTED EPS $0.46)–

-ANNOUNCES AN ADDITIONAL $100 MILLION FOR SHARE REPURCHASE PROGRAM-

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported strong results for second quarter of 2010. Net income attributable to NASDAQ OMX for the second quarter of 2010 was $96 million, or $0.46 per diluted share, compared with $61 million, or $0.28 per diluted share, in the first quarter of 2010, and $69 million, or $0.33 per diluted share, in the second quarter of 2009. Included in the second quarter of 2010 results are $16 million of charges related to the divestiture of businesses, expenses associated with severance, merger and strategic initiatives, and other non-recurring items.

Financial Highlights1:

•	Non-GAAP EPS increased 21% over first quarter of 2010 results

•	Net revenues grew 8% over prior quarter to $390 million

•	Non-GAAP operating income improved to $183 million, up 15% from first quarter of 2010, while operating margins increased to 47%

•	Completed $200 million of the original $300 million share repurchase program. Board has authorized an additional $100 million for the program, bringing the total authorized amount to $400 million.

Summary of Non-GAAP Results[1]

($ millions, except EPS)	Q210	Q110	Q209
Net Exchange Revenues[2]	390	360	367
Total Operating Expenses	207	201	199
Operating Income	183	159	168
Net Income	108	92	99
Diluted Earnings Per Share	$0.52	$0.43	$0.47

1. A complete reconciliation of GAAP to non-GAAP results is included in the attached tables. 2. Represents revenues less liquidity rebates, brokerage, clearing and exchange fees.

Bob Greifeld, Chief Executive Officer, NASDAQ OMX said:

“Our record-tying performance this quarter was driven by the strong fundamentals of our core business. Top-line growth within our transaction businesses was complemented by growing demand for co-location and listed company corporate services. During the quarter, we also saw an increase in the total number of listed companies on continued strength of the IPO market. These results demonstrate that our diversified business model is capable of delivering solid results while simultaneously allowing us to pursue growth initiatives to drive our business forward.”

Business Highlights

•

Completed $200 million of the share repurchase program. During the second quarter of 2010, NASDAQ OMX repurchased 7.8 million shares of common stock, bringing the total number of shares repurchased since the program was announced in March 2010 to 10.0 million.

•	Increased U.S. cash equity net revenues 68.8% when compared to the first quarter of 2010, resulting from favorable changes in client mix and activity, modified rates, and higher industry volumes.

•

Grew combined U.S. equity options market share for NASDAQ OMX PHLX (“PHLX”) and The NASDAQ Options Market (“NOM”) to 25.1% in the second quarter of 2010 (PHLX: 21.7%; NOM: 3.4%), up from 23.8% in the first quarter of 2010 (PHLX: 21.3%; NOM: 2.5%).

•

Witnessed growth in European derivative volume for the fourth consecutive quarter, as equity derivative volume increased 44.9% from the second quarter of 2009 and fixed income activity improved 37.0%. Contributing to the increase is the addition of 12 new clearing members in 2010, incremental to the 34 new members that joined in the fourth quarter of 2009. Additionally, the NASDAQ OMX Nordic clearinghouse registered two interest rate swap (“IRS”) contracts for clearing, making it only the second European clearinghouse to offer clearing of IRS contracts. These transactions represent the first steps of an initiative designed to attract the activity of the entire Nordic IRS market.

•

Improved Corporate Services revenues by 12% when compared to the first quarter of 2010 on the strength of continued customer demand, particularly for shareholder communications and market intelligence services. Also during the quarter, NASDAQ OMX entered into an exclusive partnership with FactSet Research Systems Inc. (“FactSet”) in which FactSet will enhance its corporate platform by leveraging NASDAQ OMX’s Corporate Intelligence product to provide a complete research solution to corporate clients.

•

Announced earlier today the acquisition of SMARTS Group, the world-leading technology provider of market surveillance solutions to exchanges, regulators and brokers. This acquisition is part of NASDAQ OMX’s strategy to diversify its Market Technology business and enter the broker surveillance and compliance market.

•

Completed the acquisition of Nord Pool ASA, which operates the Nordic Power market and the European Carbon market on one trading platform. Through this acquisition, the NASDAQ OMX Commodities offering now includes the world’s largest power derivatives exchange and one of Europe’s largest carbon exchanges.

•

Welcomed 16 new listings from the Greater China region during the quarter, including 3 IPOs, bringing the total number of NASDAQ listed-companies headquartered in Greater China to 144, more than any other U.S. exchange. Other notable listings in the second quarter of 2010 include CBOE Holdings, SMART Technologies, and Tesla Motors, the first IPO for an American automaker in 54 years.

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•

Realized another record day on the NASDAQ Closing Cross on June 25, 2010 as it was used to reconfigure the entire family of U.S. Russell indexes during their annual reconstitution. A total of 1.04 billion shares representing $11.2 billion of market value was executed in the Closing Cross in 0.855 seconds across some 2,065 NASDAQ-listed stocks.

•

Announced that NASDAQ OMX will deliver an ultra low latency trading platform to Singapore Exchange (SGX). The new trading platform, named SGX Reach, will be powered by NASDAQ OMX’s Genium INET, the fastest trading technology in the world.

•

In July 2010, IDCG and BNY Mellon announced that BNY Mellon Clearing, LLC will become a clearing member of IDCG. With this membership, BNY Mellon Clearing, LLC will be able to offer its clients central counterparty clearing of interest rate derivatives.

Operating Highlights

•

U.S. Equities: Total matched market share of U.S. equities was 22.8% in the second quarter of 2010, with NASDAQ matching 19.0% and NASDAQ OMX BX (“BX”) matching 3.8%. Total matched market share was 23.9% in the first quarter of 2010 (NASDAQ: 20.0%; BX: 3.9%) and 21.2% in the second quarter of 2009 (NASDAQ: 20.2%; BX: 1.0%). Total matched share volume was 147.9 billion shares in the second quarter of 2010, compared with 126.2 billion shares in the first quarter of 2010 and 142.4 billion shares in the second quarter of 2009.

•

European Equities: Total volume was 19.8 million trades in the second quarter of 2010, compared with 17.3 million in the first quarter of 2010 and 13.7 million in the second quarter of 2009. Total value traded was €179 billion in the second quarter of 2010, compared with €161 billion in the first quarter of 2010 and €147 billion in the second quarter of 2009.

•

U.S. Options: Total market share of U.S. equity options was 25.1% in the second quarter of 2010, with PHLX matching 21.7% and NOM matching 3.4%. Total market share of U.S. equity options was 23.8% in the first quarter of 2010 (PHLX: 21.3%; NOM: 2.5%) and 21.3% in the second quarter of 2009 (PHLX: 18.0%; NOM: 3.3%). Total industry average daily volume was 15.7 million contracts in the second quarter of 2010, compared with 14.0 million contracts in the first quarter of 2010 and 14.2 million contracts in the second quarter of 2009.

•

European Derivatives: In the second quarter of 2010, the total volume of stock options and futures was 8.7 million contracts (Q110: 8.5 million; Q209: 7.0 million), index options and futures volume was 12.6 million contracts (Q110: 11.7 million; Q209: 7.7 million) and fixed income volume was 6.3 million contracts (Q110: 5.9 million; Q209: 4.6 million). Within NASDAQ OMX Commodities, cleared contracts during the second quarter of 2010 totaled 499 terawatt hours (“TWh”) (Q110: 692 TWh; Q209: 497 TWh).

•

Listings: New listings totaled 65 in the second quarter of 2010 compared with 47 in the first quarter of 2010 and 21 in the second quarter of 2009. Of the 65 new company listings in the second quarter of 2010, 59 listed on The NASDAQ Stock Market and 6 listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. New listings in the second quarter of 2010 included 27 initial public offerings, compared with 18 in the first quarter of 2010 and 3 in the second quarter of 2009.

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•

Market Technology: Total order intake, which represents the value of orders signed, was $12 million during the second quarter of 2010, compared with $50 million in the first quarter of 2010 and $10 million in the second quarter of 2009. At the end of the second quarter of 2010, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $453 million, compared with $481 million at the end of the first quarter of 2010 and $315 million at the end of the second quarter of 2009.

Adena Friedman, Chief Financial Officer, said:

“The $200 million of share repurchases that we executed enabled us to buy back 10.0 million shares and deliver $0.02 EPS accretion to shareholders this quarter, and we remain committed to executing the remainder of the plan up to the $400 million authorized amount. Results for the second quarter demonstrate the scalability of our business as revenue growth drove expansion in operating income, while continued strong cash flows reflect the resilience of our model in a dynamic market environment.”

Expense Guidance

Total operating expenses for the full year of 2010 are expected to be in the range of $870 million to $885 million, including approximately $60 million in non-recurring costs. Total operating expense guidance will be revised following the release of third quarter of 2010 results to incorporate the acquisition of SMARTS Group once the transaction has closed.

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $390 million for the second quarter of 2010, an increase of $30 million, or 8%, from first quarter of 2010 and an increase of $23 million, or 6%, from second quarter of 2009 results. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of lowering revenues in the second quarter of 2010 by $8 million when compared to the first quarter of 2010; however, changes in exchange rates had the impact of increasing revenues by $2 million when compared to the second quarter of 2009.

Market Services

Market Services net exchange revenues were $270 million, up 12% when compared to first quarter of 2010 results and 10% when compared to the second quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $186 million for the second quarter of 2010, an increase of $31 million, or 20%, when compared to the first quarter of 2010 and to the second quarter of 2009.

The NASDAQ OMX Group, Inc.	4

•

Cash Equity Trading net exchange revenues were $76 million for the second quarter of 2010, up $21 million, or 38%, from the first quarter of 2010 and up $8 million, or 12%, from the prior year quarter.

•

Net U.S. cash equity trading revenues increased when compared to the first quarter of 2010 due to favorable changes in client mix and activity, modified rates, and higher matched volumes, which were up 17%. Revenues increased when compared to the prior year quarter due primarily to modified rates and to higher matched market share of U.S. cash equity trading.

•

European cash equity trading revenues declined when compared to results from the first quarter of 2010 and the second quarter of 2009. When compared to the first quarter of 2010, the decrease in revenue is due to changes in the exchange rates of various currencies as compared to the U.S. dollar. The reduction in revenue when compared to the second quarter of 2009 is due primarily to revised trading fees introduced in the fourth quarter of 2009 and the first quarter of 2010, partially offset by increases in trading activity.

•

Included in U.S. cash equity trading revenues in the second quarter of 2010 are $81 million in SEC Section 31 fees, compared with $55 million in the first quarter of 2010 and $92 million in the second quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

Derivative trading and clearing net exchange revenues were $69 million for the second quarter of 2010, up $8 million, or 13%, from the first quarter of 2010 and up $14 million, or 25%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues increased when compared to the first quarter of 2010 due primarily to increases in volume traded and market share. Revenues increased when compared to the second quarter of 2009 due to higher volumes traded and higher market share, offset somewhat by a decline in the average net fees for traded contracts.

•

European derivative trading and clearing revenues increased when compared to the first quarter of 2010 and to the second quarter of 2009 due to higher trading volume for options and futures contracts and clearing of fixed income products. Partially offsetting the increase when compared to the first quarter of 2010 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $41 million for the second quarter of 2010, an increase of $2 million, or 5%, when compared to the first quarter of 2010 and an increase of $9 million, or 28%, when compared to the prior year quarter. The increase in revenues when compared to the first quarter of 2010 is primarily due to increased demand for co-location services. The increase in revenues when compared to the second quarter of 2009 is due to revised fees for access services and increased demand for co-location services.

The NASDAQ OMX Group, Inc.	5

Market Data

Market Data revenues were $79 million for the second quarter of 2010, down $1 million, or 1%, when compared to the first quarter of 2010 and to the second quarter of 2009.

•

Net U.S. tape plans revenues were $30 million in the second quarter of 2010, down $1 million, or 3%, when compared to the first quarter of 2010 and equal to revenues in the prior year quarter. The reduction in revenues when compared to the first quarter of 2010 is due primarily to a modest decline in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula.

•

U.S. market data products revenues were $32 million in the second quarter of 2010, up $1 million, or 3%, when compared to the first quarter of 2010 and to the prior year quarter. Revenue growth when compared to the first quarter of 2010 is primarily due to increased revenues from non-professional Level 2 subscribers and index products. The increase in revenue when compared to the second quarter of 2009 is driven by the growth of new products such as BX TotalView, options data feeds, and mutual fund products.

•

European market data products revenues were $17 million in the second quarter of 2010, a decrease of $1 million, or 6%, when compared to the first quarter of 2010, and a decrease of $2 million, or 11%, when compared to the prior year quarter. The decrease when compared to the first quarter of 2010 is primarily due to changes in the exchange rates of various currencies as compared to the U.S. dollar. The decrease in revenues when compared to the second quarter of 2009 is due primarily to declines in subscriber populations and discontinued products.

Issuer Services

Issuer Services revenues were $86 million, an increase of $2 million, or 2%, when compared to the first quarter of 2010, and an increase of $1 million, or 1%, when compared to the second quarter of 2009.

Global Listing Services

Global Listing Services revenues were $74 million for the second quarter of 2010, up $2 million, or 3%, from the first quarter of 2010, but down $1 million, or 1%, when compared to the second quarter of 2009.

•

The increase when compared to the first quarter of 2010 is primarily due to higher Corporate Services revenues, resulting from higher demand for services from listed companies. Also contributing to the increase are higher revenues from listing of additional share fees. Partially offsetting these increases are lower European listing fees, resulting from changes in the exchange rates of various currencies as compared to the U.S. dollar.

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•

The decline when compared to the second quarter of 2009 is primarily due to lower Corporate Services revenues, resulting from the fourth quarter of 2009 sale of Carpenter Moore, NASDAQ OMX’s insurance brokerage business. Also contributing to the decline are lower U.S. annual renewal fees due to a reduction in the number of listed companies. Partially offsetting these declines are higher listing of additional shares fees and higher European listing fees. Driving the increase in European listing fees are higher market capitalization values for European listed equities.

Global Index Group

Global Index Group revenues were $12 million for the second quarter of 2010, equal to revenues in the first quarter of 2010, and up $2 million, or 20%, when compared to the second quarter of 2009. Higher revenues when compared to the prior year quarter are primarily due to increases in asset sizes of licensed exchange traded funds (“ETFs”) as well as additional demand for new licensed ETFs and other financial products.

Market Technology

Market Technology revenues were $34 million for the second quarter of 2010, equal to revenues in the first quarter of 2010, but down $2 million, or 6%, when compared to the second quarter of 2009. Order intake for the second quarter was $12 million, up $2 million when compared to $10 million in the second quarter of 2009. Total order value, which represents the value of orders signed that have not yet been recognized as revenue, was $453 million in the second quarter of 2010, up from $315 million in the second quarter of 2009.

Operating Expenses

Total non-GAAP operating expenses increased $6 million, or 3%, to $207 million from $201 million in the first quarter of 2010, and increased $8 million, or 4%, from $199 million in the prior year quarter. The increase in expenses when compared to the first quarter of 2010 is primarily driven by higher compensation, marketing and advertising, professional and contract services, occupancy, and general and administrative expenses. Somewhat offsetting these increases is the impact of changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of lowering expenses by $5 million when compared to the first quarter of 2010. The increase in expenses from the second quarter of 2009 is primarily due to higher professional services, marketing and advertising, and occupancy expenses. Also contributing to the increase in expenses when compared to the second quarter of 2009 are changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $2 million.

Net Interest Expense

Net interest expense was $24 million for the second quarter of 2010, compared with $23 million for the first quarter of 2010 and the second quarter of 2009. Included in total

The NASDAQ OMX Group, Inc.	7

interest expense for the second quarter of 2010 is $19 million in interest expense, reflecting a full quarter of the refinancing of our debt. Also included is $4 million of non-cash expense associated with the accretion of senior and convertible notes, $2 million in non-cash debt amortization expenses, and $1 million in other related fees. Interest income for the second quarter of 2010 was $2 million.

Earnings Per Share

On a non-GAAP basis, second quarter 2010 earnings per diluted share were $0.52 as compared to non-GAAP earnings per diluted share of $0.43 in the first quarter of 2010 and non-GAAP earnings per diluted share of $0.47 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 209 million for the second quarter of 2010, 215 million for the first quarter of 2010, and 214 million for the second quarter of 2009.

In June 2009, NASDAQ OMX filed an application for an advance tax ruling with the Swedish Tax Council for Advanced Tax Rulings. The application was filed to confirm whether certain interest expense is deductible for Swedish tax purposes under legislation that became effective on January 1, 2009. In June 2010, we received a favorable response from the Swedish Tax Council for Advanced Tax Rulings in which all members of the Council agreed that such interest expense is deductible for Swedish tax purposes. The Swedish Tax Agency has recently appealed such ruling to the Swedish Supreme Administrative Court. We expect the Supreme Administrative Court to agree with the ruling from the Swedish Council for Advanced Tax Rulings. Since we previously recorded the Swedish tax benefit, the outcome of this ruling resulted in no impact to our financial statements.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with more than 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income, diluted earnings per

The NASDAQ OMX Group, Inc.	8

share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.	9

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Revenues
Market Services revenues	$756	$645	$768
Cost of revenues:
Liquidity rebates	(374)	(320)	(381)
Brokerage, clearance and exchange fees	(112)	(84)	(141)

Total cost of revenues	(486)	(404)	(522)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	270	241	246

Issuer Services revenues	86	84	85
Market Technology revenues	34	34	36
Other revenues	—	1	—

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	390	360	367

Operating Expenses
Compensation and benefits	104	99	105
Marketing and advertising	5	4	3
Depreciation and amortization	25	25	27
Professional and contract services	20	19	17
Computer operations and data communications	14	16	14
Occupancy	21	22	18
Regulatory	9	9	10
Merger and strategic initiatives	1	—	3
General, administrative and other	12	54	11

Total operating expenses	211	248	208

Operating income	179	112	159

Interest income	2	2	2
Interest expense	(26)	(25)	(25)
Loss on divestiture of businesses	(11)	—	—
Dividend and investment income	1	—	1
Income (loss) from unconsolidated investees, net	1	—	(18)
Loss on sale of investment security	—	—	(5)

Income before income taxes	146	89	114
Income tax provision	51	29	46

Net income	95	60	68

Net loss attributable to noncontrolling interests	1	1	1

Net income attributable to NASDAQ OMX	$96	$61	$69

Basic and diluted earnings per share:
Basic earnings per share	$0.46	$0.29	$0.34

Diluted earnings per share	$0.46	$0.28	$0.33

Weighted-average common shares outstanding for earnings per share:
Basic	206	211	202
Diluted	209	215	214

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$488	$396	$540
Cost of revenues:
Liquidity rebates	(326)	(284)	(359)
Brokerage, clearance and exchange fees	(108)	(80)	(138)

Total U.S. cash equity cost of revenues	(434)	(364)	(497)

Net U.S. cash equity trading revenues	54	32	43
European cash equity trading	22	23	25

Total net cash equity trading revenues	76	55	68

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	92	73	61
Cost of revenues:
Liquidity rebates	(48)	(36)	(22)
Brokerage, clearance and exchange fees	(4)	(4)	(3)

Total U.S. derivative trading and clearing cost of revenues	(52)	(40)	(25)

Net U.S. derivative trading and clearing revenues	40	33	36
European derivative trading and clearing revenues	29	28	19

Total net derivative trading and clearing revenues	69	61	55

Access Services Revenues	41	39	32

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	186	155	155

Market Data
Net U.S. tape plans	30	31	30
U.S. market data products	32	31	31
European market data products	17	18	19

Total Market Data revenues	79	80	80

Broker Services	4	4	9

Other Market Services	1	2	2

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	270	241	246

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	28	28	29
Listing of additional shares fees	10	9	9
Initial listing fees	5	5	5

Total U.S. listing fees	43	42	43
European listing fees	12	13	11
Corporate services	19	17	21

Total Global Listing Services	74	72	75

Global Index Group	12	12	10

Total Issuer Services revenues	86	84	85

MARKET TECHNOLOGY
License, support and project revenues	27	27	28
Facility management services	6	6	7
Other revenues	1	1	1

Total Market Technology revenues	34	34	36

Other	—	1	—

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$390	$360	$367

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$526	$594
Restricted cash	31	30
Financial investments, at fair value	310	308
Receivables, net	361	301
Deferred tax assets	24	25
Market value, outstanding derivative positions	1,511	2,054
Other current assets	125	112

Total current assets	2,888	3,424
Non-current restricted cash	105	80
Property and equipment, net	154	164
Non-current deferred tax assets	640	504
Goodwill	4,526	4,800
Intangible assets, net	1,513	1,631
Other assets	84	119

Total assets	$9,910	$10,722

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$172	$119
Section 31 fees payable to SEC	137	137
Accrued personnel costs	74	114
Deferred revenue	188	105
Other accrued liabilities	90	79
Deferred tax liabilities	22	23
Market value, outstanding derivative positions	1,511	2,054
Current portion of debt obligations	140	225

Total current liabilities	2,334	2,856
Debt obligations	1,912	1,867
Non-current deferred tax liabilities	644	683
Non-current deferred revenue	157	160
Other liabilities	170	197

Total liabilities	5,217	5,763

Commitments and contingencies

Series A convertible preferred stock	—	15

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,774	3,736
Common stock in treasury, at cost	(212)	(10)
Accumulated other comprehensive loss	(647)	(406)
Retained earnings	1,766	1,610

Total NASDAQ OMX stockholders’ equity	4,683	4,932
Noncontrolling interests	10	12

Total equity	4,693	4,944

Total liabilities, Series A convertible preferred stock and equity	$9,910	$10,722

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Earnings and

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
GAAP Net Income attributable to NASDAQ OMX:	$96	$61	$69

Adjustments:

Workforce reductions	3	2	3
Merger and strategic initiatives	1	—	3
Loss on divestiture of businesses	11	—	—
Loss on exchange of ownership of NASDAQ Dubai	1	—	—
Occupancy	—	2	—
Asset retirements	—	3	3
Debt related charges	—	40	—
Technology	—	—	1
Gain on debt extinguishment	—	—	(1)
Loss on sale of unconsolidated investee	—	—	19
Loss on sale of investment	—	—	5

Total Adjustments	16	47	33

Adjustment to the income tax provision to reflect Non-GAAP adjustments(1)	(7)	(16)	(3)
Non-recurring tax items, net	3	—	—

Total Adjustments, net of tax	12	31	30

Non-GAAP Net Income attributable to NASDAQ OMX:	$108	$92	$99

GAAP Diluted Earnings per Common Share:	$0.46	$0.28	$0.33
Total Adj. from Non-GAAP Net Income Above:	0.06	0.15	0.14

Non-GAAP Diluted Earnings per Common Share:	$0.52	$0.43	$0.47

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

GAAP Operating Expenses:	$211	$248	$208

Adjustments:

Workforce reductions	(3)	(2)	(3)
Merger and strategic initiatives	(1)	—	(3)
Occupancy	—	(2)	—
Debt related charges	—	(40)	—
Asset retirements	—	(3)	(3)
Gain on debt extinguishment	—	—	1
Technology	—	—	(1)

Total Adjustments	(4)	(47)	(9)

Non-GAAP Operating Expenses	$207	$201	$199

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

GAAP Operating Income:	$179	$112	$159

Adjustments:

Workforce reductions	3	2	3
Merger and strategic initiatives	1	—	3
Occupancy	—	2	—
Debt related charges	—	40	—
Asset retirements	—	3	3
Gain on debt extinguishment	—	—	(1)
Technology	—	—	1

Total Adjustments	4	47	9

Non-GAAP Operating Income	$183	$159	$168

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$390	$360	$367

Non-GAAP Operating Margin (1)	47%	44%	46%

(1)	Non-GAAP Operating Margin equals Non-GAAP Operating Income divided by total revenues less liquidity rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.53	2.34	2.41
Matched market share executed on NASDAQ	28.8%	29.1%	32.3%
Matched market share executed on NASDAQ OMX BX	3.2%	3.7%	0.8%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	39.0%	38.6%	37.6%
Total market share (2)	71.0%	71.5%	70.7%

NYSE securities
Average daily share volume (in billions)	5.96	4.83	6.03
Matched market share executed on NASDAQ	14.0%	15.2%	14.9%
Matched market share executed on NASDAQ OMX BX	4.1%	4.4%	1.0%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	33.5%	33.5%	32.6%
Total market share (2)	51.6%	53.1%	48.4%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.84	1.47	2.25
Matched market share executed on NASDAQ	21.7%	21.6%	21.3%
Matched market share executed on NASDAQ OMX BX	3.5%	2.4%	1.3%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	30.0%	32.3%	35.7%
Total market share (2)	55.2%	56.3%	58.3%

Total U.S.-listed equities
Average daily share volume (in billions)	10.33	8.64	10.68
Matched share volume (in billions)	147.9	126.2	142.4
Matched market share executed on NASDAQ	19.0%	20.0%	20.2%
Matched market share executed on NASDAQ OMX BX	3.8%	3.9%	1.0%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	324,560	278,372	228,233
Average daily value of shares traded (in billions)	$3.7	$3.6	$3.3

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	15.7	14.0	14.2
Matched market share:
NASDAQ OMX PHLX	21.7%	21.3%	18.0%
The NASDAQ Options Market	3.4%	2.5%	3.3%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Equity options and fixed-income contracts	460,790	421,275	322,313
Equity options contracts traded on EDX London(3)	—	—	113,121
Finnish option contracts traded on Eurex	138,493	108,576	61,783

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(4)	499	692	497
Carbon contracts (1000 tCO2)(4)	9,557	11,892	9,136

Issuer Services
NASDAQ
Initial public offerings	23	15	3
New listings (5)	59	41	18
Number of listed companies(6)	2,831	2,823	2,894

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	4	3	—
New listings	6	6	3
Number of listed companies(7)	788	792	808

Market Technology
Order intake (in millions)(8)	$12	$50	$10
Total order value (in millions)(9)	$453	$481	$315

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA, FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on both NASDAQ's and NASDAQ OMX BX's systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	In December 2009, derivative volume was transferred to NASDAQ OMX from EDX.
(4)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(8)	Total contract value of orders signed.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.